Exhibit 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

For Immediate Release

Varian Medical Systems Announces New $280 Million Accelerated Stock Repurchase

PALO ALTO, Calif., February 28, 2011 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that it has entered into a new agreement with Bank of America N.A. to repurchase $280 million of its common stock under an accelerated share repurchase program.

Under the accelerated repurchase agreement, Varian will pay $280 million to Bank of America N.A. and receive approximately 3.5 million shares, or 85% of the shares to be repurchased based on the closing share price of the company’s common stock on February 23, 2011.  The total number of shares ultimately repurchased under the agreement will be determined upon final settlement.  Varian will either receive additional shares of common stock or under certain circumstances be required to remit a settlement amount payable at Varian’s option in cash or common stock, based generally on the volume weighted average share price of Varian’s common stock during the next two to six months.

“Given the success of Varian’s first accelerated repurchase program and the ongoing strength of Varian’s balance sheet in a low interest rate environment, we have another opportunity to return stockholder value through a second accelerated repurchase program,” said Tim Guertin, president and CEO of Varian Medical Systems.

The shares of common stock will be acquired under the remainder of the 8 million share repurchase authorization approved by the company’s Board of Directors on August 6, 2010 (which expires at the end of the Company’s fiscal year 2011), and, if necessary, the 12 million share repurchase authorization approved by the Company’s Board of Directors on February 11, 2011 (which expires at the end of the Company’s fiscal year 2012).  Shares purchased under the accelerated share repurchase program will be retired.

The repurchase will be financed partially from cash on hand and partially with borrowings from the company’s revolving credit facility.

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As of the end of the first quarter of its fiscal year 2011, the company had 121.2 million fully diluted shares outstanding.  Since initiating share repurchases at the end of fiscal year 2001, the company has spent approximately $2.0 billion to repurchase 48 million shares of common stock at an average price of $42.54 per share.

Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,400 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future financial results and any statements using the terms “expect,” “will,” “believe,” “estimate,” or similar statements, are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the volume-weighted average share price through expected completion of the repurchase agreement, the actual completion date of the repurchase agreement, the final number of shares repurchased, the aggregate cost to the company, whether the company elects to satisfy any settlement payment in cash or in stock, and the company’s ability to generate cash flow, and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.